Exhibit No. 10.3

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of the 14th day of June, 2018 and effective as of the 14th day of June, 2018 (the “Effective Date”), by and between Orbital Tracking Corp., a Nevada corporation (the “Company”), and Theresa Carlise (the “Executive”).

WITNESSTH:

WHEREAS, Executive desires to be employed by the Company as its Chief Financial Officer and the Company wishes to employ Executive in such capacity.

WHEREAS, the Company desires to assure itself of the continued benefit of the Executive’s services and experience and the Executive desires to continue in the employ of the Company upon the terms and conditions herein set forth;

WHEREAS, the Executive and the Company desire to terminate the Original Agreement and its subsequent Amendment No. 1, effective as of the date hereof and for this Agreement to embody the entire agreement and understanding of the parties and supersede the Original Agreement and any and all prior agreements, arrangements and understandings relating to the matters provided for in this Agreement.

1. Term: The term of the Executive’s employment hereunder, unless sooner terminated as provided herein (the “Initial Term”), shall be for a period of two (2) years from the date hereof. The term of this Agreement shall automatically be extended for additional term of one (1) year each (each a “Renewal Term”) unless either party gives prior written notice of non-renewal to the other party no later than three (3) months prior to the expiration of the Initial Term (“Non-Renewal Notice”), or the then current Renewal Term, as the case may be. For purposes of this Agreement, the Initial Term and any Renewal Term are hereinafter collectively referred to as the “Term.” Notwithstanding any other provisions this Agreement, the Company shall have an obligation to make any payments to Executive for Base Salary and Bonuses, as defined below and as required by this Agreement.

2. Services and Exclusivity of Services: So long as this agreement shall continue in effect, Executive shall develop Executive’s full business time energy and ability to the matters related thereto in order to perform duties as assigned by the Chief Executive Officer and/or Board of Directors of the Company (the “Board”), Executive shall use Executive best efforts and abilities to promote the Company’s interests and shall perform the services contemplated by this agreement in accordance with the policies established by and under the direction of the Chief Executive Officer and/or Board. Executive agrees to serve without additional renumeration and such executive capacities for one or more direct or indirect affiliates of the Company, as the Board may from time to time request subject to appropriate authorization by the affiliate or affiliates involved and any limitations under applicable law executive agrees to faithfully and diligently promote the business affairs and interest of the Company and its Affiliates.

Without the prior express written authorization of the Chief Executive Officer and/or Board, Executive shall not, directly or indirectly, during the term of this Agreement engage in any activity competitive with, or adverse to the Company’s business, whether alone, as a partner, officer, director, employee or significant investor of or in any other entity. (An investment of greater than 5% of the outstanding capital or equity securities of an entity shall be deemed significant these purposes). Executive represents to the Company that Executive has no other outstanding commitments inconsistent with any of the terms of this Agreement or the services to be rendered hereunder.

3. Duties and Responsibilities: Executive shall serve as the Chief Financial Officer of the Company, with such duties, responsibilities and authority as are commensurate and consistent with her position, as may be, from time to time, assigned to her by the Chief Executive Officer and/or Board of Directors (the “Board”) of the Company. The Executive shall report directly to the Chief Executive Officer of the Company. Executive shall render her services from Pittsburgh, Pennsylvania and will not be required to relocate her residence from Pittsburgh, Pennsylvania at any time during the Term hereof. Executive agrees to travel as and to the extent reasonably requested by the Company in connection with the performance of her services hereunder, the travel, lodging and other expenses related thereto to be borne by the Company. Notwithstanding the foregoing, the expenditure of reasonable amounts of time by the Executive for the making of passive personal investments, the conduct of private business affairs (including other future directorships other than serving on the Board of Directors of a competing business) and charitable and professional activities shall be allowed, provided such activities do not materially interfere with the services required to be rendered to the Company hereunder and do not violate the confidentiality provisions set forth in Section 7 below. The Company understands and acknowledges, consistent with the foregoing, that Executive currently has other personal passive investment interests in addition to her position hereunder as Chief Financial Officer, Secretary and Treasurer of the Company.

Executive agrees to observe and comply with the rules and regulations of the company as adopted by the Board respecting the performance of Executive’s duties and agrees carry out and perform orders, directions and policies of the Company and its Board as they may be, from time to time, stated either orally or in writing. The Company agrees that the duties which may be assigned to Executive shall be usual and customary duties of the position(s) to which Executive may from time to time be appointed or elected and shall not be inconsistent with the provisions of the charter documents of the Company or applicable law. Executive shall have such corporate power and authority as shall reasonably be required to enable Executive to perform the duties required in any office that may be held, subject to the limitations on such powers imposed by the Chief Executive Officer or the Board.

4. Compensation:

Base Compensation: The Corporation shall pay the Executive as compensation for her services hereunder, in equal bi-weekly installments during the Term, the sum $150,000 per year (the “Base Salary”), less such deductions as shall be required to be withheld by applicable law and regulations. The Corporation shall review the Base Salary on an annual basis and has the right but not the obligation to increase, but not decrease, the Base Salary. The Board of Directors of the Company shall review the Base Salary on an annual basis and has the right but not the obligation to increase, but not decrease, the Base Salary.

Bonuses: Executive shall be eligible for General Bonuses (as defined below) and Performance Bonuses (as defined below) as follows (collectively, “Bonuses”)

General Bonuses: Executive shall be eligible for bonuses in accordance with any bonus or other incentive compensation plans adopted by the Board (“General Bonuses”).

Performance Bonuses: With respect to each fiscal year in which actual revenues and net income of Orbital Tracking Corp. after taxes (as determined by the Company’s public accountants) equal or exceed the actual projected revenue and net income amounts adopted by the Compensation Committee of the Board of the Company (the “Compensation Committee”) for earning Bonuses, which shall be adopted by the Compensation Committee annually, the Company shall pay the Executive a bonus the (“Performance Bonus”). The Performance Bonus shall be an amount equal to (a) 50% of the base salary on the last day of such fiscal year, plus (b) the product of the base salary in the last day of such fiscal year multiplied by the percentage by which the company’s actual net income for such fiscal year exceeded its projected net income fiscal year, if any.

Upon consummation of an equity instrument, resulting in proceeds greater than $1 million, Executive shall be entitled to a lump sum distribution as compensation of 1.5% of the gross proceeds, during the term of the agreement. Should this coincide with a change in control, it will be in addition to the change in control provisions.

Deferral of Performance Bonuses: Notwithstanding anything else contained herein to the contrary, Executive may elect in writing on forms provided by the Company to receive the entire Performance Bonus in the form of restricted stock if Executive makes such election prior to December 31 of the fiscal year to which the Performance Bonus relates.

Additional Benefits: The Company agrees to provide the following “Additional Benefits” to Executive:

(a) Medical plan coverage for Executive, her spouse and dependents, if any, at the expense of the Company, currently coverage is under $1,000 a month and is subject to adjustments from the provider, with such coverage or comparable coverage to continue following termination of employment, other than for cause or without good reason, as each term is defined in this Agreement in Section 5(d) for the remainder of the term; and

(b) All rights and benefits for which Executive is otherwise eligible under any pension plan profit-sharing plan, dental, disability, or insurance plan or policy or other plan or benefit that the Company were its Affiliates may provide for Executive (provided Executive is eligible to participate therein) for employees of the Company generally, as from time to time in effect, during the term of this agreement.

(c) Auto allowance for Executive in the amount of $600 per month;

(d) Executive shall be eligible for four (4) weeks paid vacation, during the term of this agreement. Any vacation not taken in one (1) year shall accrue, up to a maximum of six (6) weeks’ vacation and shall carry over to the subsequent year.

(e) Executive shall be eligible for such grants of awards under stock option or other equity incentive plans of the Company adopted by the Board and approved by the stockholders of the Company (or any successor or replacement plan adopted by the Board and approved by the stockholders of the Company) (the “Plan”) as the Compensation Committee of The Company may from time to time determine (the “Share Awards”). Share Awards shall be subject to the applicable Plan terms and conditions, provided, however, that Share Awards shall be subject to any additional terms and conditions as are provided in this Agreement or in any award certificate(s), which shall supersede any conflicting provisions governing Share Awards provided under the Plan

5. Termination: This agreement and all obligations hereunder except the obligations contained in sections 4, 7, 8, and 9 (Additional Benefits, Confidential Information and Noncompetition and Non-Solicitation) which shall survive any termination hereunder shall terminate upon the earliest to occur of any of the following:

(a) Expiration of Term: The expiration of the term provided for in section 1 or the voluntary termination by Executive.

(b) Death or Disability of Executive: The death or disability of Executive for the purposes of this Agreement shall mean the Executive has failed to perform her regular and customary duties to the Corporation for a period of 180 days out of any 360-day period and if before the Executive has become “Rehabilitated” (as herein defined) a majority of the members of the Board, exclusive of the Executive, vote to determine that the Executive is mentally or physically incapable or unable to continue to perform such regular and customary duties of employment. As used herein, the term “Rehabilitated” shall mean such time as the Executive is willing, able and commences to devote her time and energies to the affairs of the Corporation to the extent and in the manner that she did so prior to her Total Disability. the absence of Executive performing Executive duties with the Company on a full-time basis for a period If executive shall become disabled, Executive’s employment may be terminated by written notice from the Company to Executive.

(c) For Cause or Without Good Reason: The company may terminate Executive’s employment and all of Executive rights to receive Base Salary and Bonuses hereunder for Cause upon the resignation of Executive without Good Reason. For purposes of this Agreement, the term “Cause” shall be limited to the willful commission of a felony or other act of moral turpitude, which directly and demonstratably causes material, tangible harm to the Company and Good Reason shall be defined as the (i) demotion of Executive from the position of Chief Financial Officer; and (ii) without the consent of Executive any attempt to decrease Executive’s base salary or bonuses; (iii) any breach of this agreement by the company or any requirement that executive relocate.

Notwithstanding the foregoing, Executive should not be terminated for cause pursuant to this section 5(c) unless and until executive has received notice of a proposed termination for Cause an Executive has had an opportunity to be heard before at least the majority of the members of the board. Executive shall be deemed to have had such opportunity is given written or telephonic notice at least 72 hours in advance of the meeting. The initial determination that Cause or Good Reason exists shall be made by the Board. Any dispute regarding such determination shall be resolved in accordance with Section 10 of this Agreement.

(d) Without Cause or With Good Reason: Notwithstanding any other provision of this Section 5 (“Termination”) the Board shall have the right to terminate Executive’s appointment with the Company without cause, and Executive shall have the right to resign with Good Reason, at any time. If the company terminates Executive without cause or Executive terminates for Good Reason then the Company shall within 10 days of such termination make an immediate lump sum payment in the amount of (i) two times the applicable base salary net of applicable taxes (ii) present value of the base salary and bonuses, (based on the assumption that the company would achieve all performance targets for 100% bonus), and the Company shall provide the Additional Benefits provided for under Section 4, for the remainder of the term including the full vesting of stock options and any gross up lump-sum distributions due to the tax effect. The present value of the aggregate unpaid Base Salary and Bonuses shall be determined under the then Applicable federal rates under the Internal Revenue Code. Further, if executive is terminated without cause or resigns with good reason, all stock options held by executive shall become fully vested.

(e) Change In Control: Termination of the Executive’s appointment with the Company as a result of, or in connection with, a Change in Control shall be treated as a termination Without Cause, entitling the Executive to the compensation and other benefits provided for in Section 5(d), provided however in no event, such compensation as provided for in section 5(d) be less than Executives total compensation during the last year. “Change in Control” shall mean the occurrence of any one or more of the following: (i) the accumulation (if over time, in any consecutive twelve (12) month period), whether directly, indirectly, beneficially or of record, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) of 50.1% or more of the shares of the outstanding Common Stock of the Company, whether by merger, consolidation, sale or other transfer of shares of Common Stock (other than a merger or consolidation where the stockholders of the Company prior to the merger or consolidation are the holders of a majority of the voting securities of the entity that survives such merger or consolidation), (ii) a sale of all or substantially all of the assets of the Company or (iii) if David Phipps is removed from the Board of Directors of the Company by the Company’s shareholders or the Company’s Board of Directors; or during any period of twelve (12) consecutive months, the individuals who, at the beginning of such period, constitute the Board, and any new director whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the 12-month period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board; (iii) provided, however, that the following acquisitions shall not constitute a Change of Control for the purposes of this Agreement: (A) any acquisitions of Common Stock or securities convertible, exercisable or exchangeable into Common Stock directly from the Company or from any affiliate of the Company, or (B) any acquisition of Common Stock or securities convertible, exercisable or exchangeable into Common Stock by any employee benefit plan (or related trust) sponsored by or maintained by the Company.

6. Business Expenses: During the term of this agreement, the company shall reimburse executive promptly for business expenditures made and substantiated in accordance with policies, practices and procedures established from time to time by the company generally with respect to other employees and incurred in the pursuit and furtherance of the company’s business and goodwill. The Company understands that the Executive will maintain her primary residence elsewhere and any reasonable related travel fees incurred on behalf of Executive for business purposes, relating but not limited to corporate housing, hotel accommodations, airfare and car rental will be reimbursed.

7. Confidential Information:

(a) The Executive recognizes, acknowledges and agrees that she has had and will continue to have access to secret and confidential information regarding the Corporation, its subsidiaries and their respective businesses (“Confidential Information”), including but not limited to, its products-, methods, formulas, software code, patents, sources of supply, customer dealings, data, know-how, trade secrets and business plans, provided such information is not in or does riot hereafter become part of the public domain, or become known to others through no fault of the Executive. The Executive acknowledges that such information is of great value to the Corporation, is the sole property of the Corporation, and has been and will be acquired by her in confidence. In consideration of the obligations undertaken by the Corporation herein, the Executive will not, at any time, during or after her employment hereunder, reveal, divulge or make known to any person, any information acquired by the Executive during the course of her employment, which is treated as confidential by the Corporation, and not otherwise in the public domain. The provisions of this Section 7 shall survive the termination of the Executive’s employment hereunder for a period of one (1) year.

(b) The Executive affirms that she does not possess and will not rely upon the protected trade secrets or confidential or proprietary information of any prior employer(s) in providing services to the Corporation or its subsidiaries.

(c) In the event that the Executive’s employment with the Corporation terminates for any reason, the Executive shall deliver forthwith to the Corporation any and all originals and copies, including those in electronic or digital formats, of Confidential Information; provided, however, Executive. shall be entitled to retain (i) papers and other materials of a personal nature, including, but not limited to, photographs, correspondence, personal diaries, calendars and rolodexes, personal files and phone books, (ii) information showing her compensation or relating to reimbursement of expenses, (iii) information that she reasonably believes may be needed for tax purposes and (iv) copies of plans, programs and. agreements relating to her employment, or .termination thereof, with the Corporation.

8. Non-Competition and Non-Solicitation:

(a) The Executive agrees and acknowledges that the Confidential Information that the Executive has already received and will receive is valuable to The Company and the Company and that its protection and maintenance constitutes a legitimate business interest of The Company and the Company, to be protected by the non-competition restrictions set forth herein. The Executive agrees and acknowledges that the non-competition restrictions set forth herein are reasonable and necessary and do not impose undue hardship or burdens on the Executive. The Executive also acknowledges that the Company’s and The Company’s business is conducted worldwide (the “Territory”), and that the Territory, scope of prohibited competition, and time duration set forth in the non-competition restrictions set forth below are reasonable and necessary to maintain the value of the Confidential Information of, and to protect the goodwill and other legitimate business interests of, the Company, its affiliates and/or its clients or customers. The provisions of this Section 9 shall survive the termination of the Executive’s employment hereunder for the time periods specified below.

(b) The Executive hereby agrees and covenants that he shall not without the prior written consent of the Company, directly or indirectly, in any capacity whatsoever, including, without limitation, as an employee, employer, consultant, principal, partner, shareholder, officer, director or any other individual or representative capacity (other than (i) as a holder of less than two (2%) percent of the outstanding securities of a company whose shares are traded on any national securities exchange or (ii) as a limited partner or passive minority interest holder in a venture capital fund, private equity fund or similar investment entity which holds or may hold an equity or debt position in portfolio companies that are competitive with the Company or the Company; provided however, that the Executive shall be precluded from serving as an operating partner, general partner, manager or governing board designee with respect to such portfolio companies), or whether on the Executive’s own behalf or on behalf of any other person or entity or otherwise howsoever, during the Term and thereafter to the extent described below, within the Territory:

i.) Engage, own, manage, operate, control, be employed by, consult for, participate in, or be connected in any manner with the ownership, management, operation or control of any business in competition with the Business of the Company, as defined in the next sentence. For purposes hereof, the term “Business” shall mean the sales and service of satellite voice and data equipment;

ii.) Recruit, solicit or hire, or attempt to recruit, solicit or hire, any employee, or independent contractor of the Company to leave the employment (or independent contractor relationship) thereof, whether or not any such employee or independent contractor is party to an employment agreement, for the purpose of competing with the Business of the Company;

iii.) Attempt in any manner to solicit or accept from any customer of the Company, with whom Executive had significant contact during Executive’s employment by the Company (whether under this Agreement or otherwise), business of the kind or competitive with the Business done by the Company with such customer or to persuade or attempt to persuade any such customer to cease to do business or to reduce the amount of business which such customer has customarily done or might do with the Company, or if any such customer elects to move its business to a person other than the Company, provide any services of the kind or competitive with the Business of the Company for such customer, or have any ·discussions regarding any such service with such customer, on behalf of such other person for the purpose of competing with the Business of the Company; or

iv.) Interfere with any relationship, contractual or otherwise, between the Company and any other party, including, without limitation, any supplier, distributor, co-venturer or joint venturer of the Company, for the purpose of soliciting such other party to discontinue or reduce its business with the Company for the purpose of competing with the Business of the Company.

With respect to the activities described in subparagraphs (i), (ii), (iii) and (iv) above, the restrictions of this Section 8 shall continue during the Term hereof and, upon termination of the Executive’s employment pursuant to Section 5 for a period of one (1) year thereafter.

9. Indemnification:

(a) Indemnification of Executive. To the fullest extent permitted by Chapter 7 of the Nevada Revised Statutes, the Company shall indemnify and hold harmless the Executive, and shall reimburse the Executive for, any loss, liability, claim, damage, expense (including, but not limited to, costs of investigation and defense and reasonable attorneys’ fees) arising from or in connection with the Executive’s performance of her duties of employment under this Agreement. Such indemnification shall exclude; however, those claims for which it is proven that: (i) the Executive’s actions or failure to act constituted a breach of her or her fiduciary duties as a director or officer, and (ii) the breach of those duties involved intentional misconduct, fraud or a knowing violation of law (each such claim an “Excluded Claim”).

(b) Defense of Claims. In the event that any action, suit or proceeding is brought against the Executive with respect to which the Company may have liability under this Section 9, the Company shall have the right, at its cost and expense, to defend such action, suit or proceeding in the name and on behalf of the Executive; provided, however, that the Executive shall have the right to retain her own counsel, with fees and expenses paid by the Company, if representation of the Executive by counsel retained by the Company would be inappropriate because of actual or potential differing interests between the Company and the Executive. In connection with any action, suit or proceeding subject to this Section 9, the Company and the Executive agree to render to each other such assistance as may reasonably be required in order to ensure proper and adequate defense of such action, suit or proceeding. The Company shall not, without the prior written consent of the Executive, settle or compromise any claim or demand if such settlement or compromise does not include an irrevocable and unconditional release of the Executive for any liability arising out of such claim or demand.

10. Withholding: All compensation payable hereunder, including, salary and other benefits, shall be subject to applicable taxes, withholding and other required, normal or elected employee deductions.

11. Miscellaneous.

(a) The Executive acknowledges that the services to be rendered by her under the provisions of this Agreement are of a special, unique and extraordinary character and that it would be difficult or impossible to replace such services. Accordingly, the Executive agrees that any breach or threatened breach by her of Sections 7 or 8 of this Agreement shall entitle the Company, in addition to all other legal remedies available to it, to apply to any court of competent jurisdiction to seek to enjoin such breach or threatened breach. The parties understand and intend that each restriction agreed to by the Executive hereinabove shall be construed as separable and divisible from every other restriction, that the unenforceability of any restriction shall not limit the enforceability, in whole or in part, of any other restriction, and that one or more or all of such restrictions may be enforced in whole or in part as the circumstances warrant. In the event that any restriction in this Agreement is more restrictive than permitted by Law in the jurisdiction in which the Company seeks enforcement thereof, such restriction shall be limited to the extent permitted by law. The remedy of injunctive relief herein set forth shall be in addition to, and not in lieu of, any other rights or remedies that the Company may have at law or in equity.

(b) Neither the Executive nor the Company may assign or delegate any of their rights or duties under this Agreement without the express written consent of the other; provided however that the Company shall have the right to delegate its obligation of payment of all sums due to the Executive hereunder, provided that such delegation shall not relieve the Company of any of its obligations hereunder and the Company shall have the right to assign this Agreement in the event of the consummation of a Change of Control transaction (provided that Executive does not exercise her termination rights with respect thereto), provided that the Company requires any successor entity or Person to expressly assume, be bound by, and agree to perform the Company’s obligations under this Agreement and provides Executive with an instrument executed by any such successor or Person confirming the foregoing.

(c) The Original Agreement is hereby terminated and is null and void and of no further effect. This Agreement constitutes and embodies the full and complete understanding and agreement of the parties with respect to the Executive’s employment by the Company, supersedes all prior understandings and agreements, whether oral or written, between the Executive and the Company with respect thereto, and shall not be amended, modified or changed except by an instrument in writing executed by the party to be charged. The invalidity or partial invalidity of one or more provisions of this Agreement shall not invalidate any other provision of this Agreement. No waiver by any party of any provision or condition to be performed hereunder shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time, unless the instrument of waiver expressly provides otherwise.

(d) This Agreement shall inure to the benefit of, be binding upon and enforceable against, the parties hereto and their respective successors, heirs, beneficiaries, personal representatives, and permitted assigns.

(e) The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(f) All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, receipt acknowledged, sent by registered or certified mail, return receipt requested, postage prepaid, or by private overnight mail service (e.g., Federal Express), receipt acknowledged, to the party at the addresses set forth below or to such other address as any party may hereafter give notice of in accordance with the provisions hereof. Notices shall be deemed given on the sooner of the date actually received or the third business day after sending.

(g) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Nevada without reference to principles of conflicts of laws and each of the parties hereto irrevocably consents to the jurisdiction and venue of the federal and state courts located in the State of Nevada. The parties hereto shall initially attempt to resolve all claims, disputes or controversies arising under, out of or in connection with this Agreement by conducting good faith negotiations amongst themselves. If the parties hereto are unable to resolve the matter following good faith negotiations, the matter shall thereafter be resolved by binding arbitration and each party hereto hereby waives any right it may otherwise have to the resolution of such matter by any means other than binding arbitration pursuant to this Agreement. Whenever a party shall decide to institute arbitration proceedings, it shall provide written notice to that effect to the other parties hereto. The party giving such notice shall, however, refrain from instituting the arbitration proceedings for a period of sixty (60) days following such notice. During this period, the parties shall make good faith efforts to amicably resolve the claim, dispute or controversy without arbitration. Any arbitration hereunder shall be conducted in the English language under the commercial arbitration rules of the American Arbitration Association. Any such arbitration shall be conducted in Miami, Florida by a panel of three arbitrators: one arbitrator shall be appointed by each of the Executive and the Company; and the third shall be appointed by the American Arbitration Association. The panel of arbitrators shall have the authority to grant specific performance. Judgment upon the award so rendered may be entered in any court having jurisdiction in the State of Nevada or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be. In no event shall a demand for arbitration be made after the date when institution of a legal or equitable proceeding based on the claim, dispute or controversy in question would be barred under this Agreement or by the applicable statute of limitations. The prevailing party in any arbitration in accordance with this Agreement shall be entitled to recover from the other party, in addition to any other remedies specified in the award, all reasonable costs, attorneys’ fees and other expenses incurred by such prevailing party to arbitrate the claim, dispute or controversy.

(h) This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one of the same instrument. The parties hereto have executed this Agreement as of the date set forth above.

(i) Upon execution of this Agreement, the Company shall use its reasonable best efforts to obtain quotes for Directors’ and Officers’ Professional Liability Insurance (“D&O Insurance”) and purchase such D&O Insurance.

Notices:

If to the Company:

Orbital Tracking Corp.

18851 NE 29th Avenue, Suite 700

Aventura, FL 33180

Attention: Board of Directors

If to the Executive:

Theresa Carlise

P.O. Box 14823

Pittsburgh, PA. 15234

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

Acknowledged and accepted:

COMPANY:

ORBITAL TRACKING CORP.

By:	/s/ David Phipps	Date:	June 14, 2018
Name:	David Phipps
Title:	Chief Executive Officer

EXECUTIVE:

THERESA CARLISE

By:	/s/ Theresa Carlise	Date:	June 14, 2018
Theresa Carlise